Exhibit 2.6

Condensed Consolidated Interim Financial Statements

(In U.S. dollars)

CONSTELLATION

SOFTWARE INC.

For the three months ended March 31, 2023 and 2022

Unaudited

CONSTELLATION SOFTWARE INC.

Condensed Consolidated Interim Statements of Financial Position

(In millions of U.S. dollars, except per share amounts. Due to rounding, numbers presented may not foot.)

Unaudited

	March 31, 2023	December 31, 2022	March 31, 2022
Assets
Current assets:
Cash	$1,010	$811	$996
Accounts receivable	1,014	880	660
Unbilled revenue	287	231	164
Inventories	50	48	41
Other assets (note 5)	448	497	443

	2,808	2,467	2,305
Non-current assets:
Property and equipment	129	128	98
Right of use assets	285	283	278
Deferred income taxes	106	160	66
Other assets (note 5)	182	172	107
Intangible assets (note 6)	5,354	4,673	3,644

	6,056	5,416	4,193

Total assets	$8,864	$7,883	$6,499

Liabilities and Shareholders’ Equity
Current liabilities:
Debt with recourse to Constellation Software Inc. (note 7)	$480	$505	$142
Debt without recourse to Constellation Software Inc. (note 8)	199	316	124
Redeemable preferred securities (note 9)	409	—	—
Accounts payable and accrued liabilities	1,117	1,083	772
Dividends payable (note 12)	21	21	21
Deferred revenue	1,994	1,485	1,536
Provisions (note 10)	9	11	12
Acquisition holdback payables	140	161	119
Lease obligations	98	96	85
Income taxes payable (note 11)	118	104	119

	4,584	3,781	2,931
Non-current liabilities:
Debt with recourse to Constellation Software Inc. (note 7)	590	567	560
Debt without recourse to Constellation Software Inc. (note 8)	793	586	443
Deferred income taxes	529	466	448
Acquisition holdback payables	68	76	60
Lease obligations	217	217	218
Other liabilities (note 5)	237	257	200

	2,434	2,170	1,930

Total liabilities	7,018	5,950	4,860

Shareholders’ equity (note 12):
Capital stock	99	99	99
Accumulated other comprehensive income (loss)	(128)	(150)	(62)
Retained earnings	1,454	1,763	1,410
Non-controlling interests (notes 1, 9 and 18)	419	221	191

	1,845	1,933	1,638
Subsequent events (notes 12 and 19)

Total liabilities and shareholders’ equity	$8,864	$7,883	$6,499

See accompanying notes to the condensed consolidated interim financial statements.

CONSTELLATION SOFTWARE INC.

Condensed Consolidated Interim Statements of Income (loss)

(In millions of U.S. dollars, except per share amounts. Due to rounding, numbers presented may not foot.)

Unaudited

	Three months ended March 31,
	2023	2022
Revenue
License	$81	$69
Professional services	411	270
Hardware and other	57	47
Maintenance and other recurring	1,369	1,045

	1,919	1,431
Expenses
Staff	1,068	783
Hardware	35	27
Third party license, maintenance and professional services	185	122
Occupancy	13	11
Travel, telecommunications, supplies, software and equipment	89	56
Professional fees	36	24
Other, net	38	35
Depreciation	39	32
Amortization of intangible assets (note 6)	193	146

	1,695	1,236
Foreign exchange loss (gain)	10	0
IRGA/TSS Membership liability revaluation charge (note 7)	39	27
Finance and other expense (income) (note 13)	(7)	(2)
Bargain purchase gain (note 4)	(1)	(1)
Impairment of intangible and other non-financial assets (note 6)	2	1
Redeemable preferred securities expense (income) (note 9)	188	—
Finance costs (note 13)	36	19

	267	44
Income (loss) before income taxes	(43)	151
Current income tax expense (recovery) (note 11)	103	99
Deferred income tax expense (recovery) (note 11)	(62)	(58)

Income tax expense (recovery)	40	40

Net income (loss)	(83)	111

Net income (loss) attributable to:
Common shareholders of Constellation Software Inc. (notes 1 and 18)	94	98
Non-controlling interests (notes 1 and 18)	(177)	13

Net income (loss)	(83)	111

Earnings per common share of Constellation Software Inc.
Basic and diluted (note 14)	$4.44	$4.63

See accompanying notes to the condensed consolidated interim financial statements.

CONSTELLATION SOFTWARE INC.

Condensed Consolidated Interim Statements of Comprehensive Income (Loss)

(In millions of U.S. dollars, except per share amounts. Due to rounding, numbers presented may not foot.)

Unaudited

	Three months ended March 31,
	2023	2022
Net income (loss)	$(83)	$111
Items that are or may be reclassified subsequently to net income (loss):
Foreign currency translation differences from foreign operations and other, net of tax	16	6

Other comprehensive income (loss), net of income tax	16	6

Total comprehensive income (loss)	$(67)	$116

Total other comprehensive income (loss) attributable to:
Common shareholders of Constellation Software Inc. (notes 1 and 18)	10	9
Non-controlling interests (notes 1 and 18)	6	(3)

Total other comprehensive income (loss)	$16	$6

Total comprehensive income (loss) attributable to:
Common shareholders of Constellation Software Inc. (notes 1 and 18)	105	107
Non-controlling interests (notes 1 and 18)	(171)	9

Total comprehensive income (loss)	$(67)	$116

See accompanying notes to the condensed consolidated interim financial statements.

CONSTELLATION SOFTWARE INC.

Condensed Consolidated Interim Statement of Changes in Equity

(In millions of U.S. dollars, except per share amounts. Due to rounding, numbers presented may not foot.)

Unaudited

Three months ended March 31, 2023
	Equity Attributable to Common Shareholders of CSI
	Capital stock	Other equity	Accumulated	Retained earnings	Total	Non-controlling	Total equity
			other			interests
			comprehensive
			income (loss)
Balance at January 1, 2023	$99	$—	$(150)	$1,763	$1,713	221	$1,933
Total comprehensive income (loss):
Net income (loss)	—	—	—	94	94	(177)	(83)
Other comprehensive income (loss)
Foreign currency translation differences from foreign operations and other, net of tax	—	—	10	—	10	6	16

Total other comprehensive income (loss)	—	—	10	—	10	6	16

Total comprehensive income (loss)	—	—	10	94	105	(171)	(67)

Transactions with owners, recorded directly in equity
Special dividend of Lumine Subordinate Voting Shares (note 1 and 12)	—	—	12	(378)	(366)	366	—
Acquisition of non-controlling interests	—	—	—	—	—	(1)	(1)
Conversion of Lumine Special Shares to subordinate voting shares of Lumine	—	—	—	—	—	1	1
Other movements in non-controlling interests	—	—	0	(4)	(4)	4	(0)
Dividends to shareholders of the Company (note 12)	—	—	—	(21)	(21)	—	(21)

Balance at March 31, 2023	$99	$—	$(128)	$1,454	$1,426	$419	$1,845

See accompanying notes to the condensed consolidated interim financial statements.

CONSTELLATION SOFTWARE INC.

Condensed Consolidated Interim Statement of Changes in Equity

(In millions of U.S. dollars, except per share amounts. Due to rounding, numbers presented may not foot.)

Unaudited

Three months ended March 31, 2022
	Equity Attributable to Common Shareholders of CSI
	Capital stock	Other equity	Accumulated	Retained earnings	Total	Non-controlling	Total equity
			other			interests
			comprehensive
			income (loss)
Balance at January 1, 2022	$99	$(179)	$(66)	$1,206	$1,061	$460	$1,521
Total comprehensive income (loss):
Net income (loss)	—	—	—	98	98	13	111
Other comprehensive income (loss)
Foreign currency translation differences from foreign operations and other, net of tax	—	—	9	—	9	(3)	6

Total other comprehensive income (loss)	—	—	9	—	9	(3)	6

Total comprehensive income (loss)	—	—	9	98	107	9	116

Transactions with owners, recorded directly in equity
Conversion of redeemable preferred securities to subordinate voting shares of Topicus.com Inc. and ordinary units of Topicus Coop and other movements	—	305	(5)	—	301	(301)	—
Non-controlling interests arising from business combinations	—				—	23	23
Other movements in non-controlling interests	—			(0)	(0)	(0)	(1)
Dividends to shareholders of the Company (note 12)	—	—	—	(21)	(21)	—	(21)
Reclassification of other equity to retained earnings	—	(127)		127	—		—

Balance at March 31, 2022	$99	$—	$(62)	$1,410	$1,447	$191	$1,638

See accompanying notes to the condensed consolidated interim financial statements.

CONSTELLATION SOFTWARE INC.

Condensed Consolidated Interim Statements of Cash Flows

(In millions of U.S. dollars, except per share amounts. Due to rounding, numbers presented may not foot.)

Unaudited

	Three months ended March 31,
	2023	2022
Cash flows from (used in) operating activities:
Net income (loss)	$(83)	$111
Adjustments for:
Depreciation	39	32
Amortization of intangible assets	193	146
IRGA/TSS Membership liability revaluation charge	39	27
Finance and other expense (income)	(7)	(2)
Bargain purchase (gain)	(1)	(1)
Impairment of intangible and other non-financial assets	2	1
Redeemable preferred securities expense (income) (note 9)	188	—
Finance costs	36	19
Income tax expense (recovery)	40	40
Foreign exchange loss (gain)	10	0
Change in non-cash operating assets and liabilities exclusive of effects of business combinations (note 17)	268	169
Income taxes paid	(91)	(44)

Net cash flows from (used in) operating activities	632	498
Cash flows from (used in) financing activities:
Interest paid on lease obligations	(3)	(2)
Interest paid on debt	(26)	(10)
Increase (decrease) in CSI facility (note 7)	(51)	—
Increase (decrease) in Topicus revolving credit debt facility without recourse to CSI	(11)	57
Proceeds from issuance of debt facilities without recourse to CSI	180	83
Repayments of debt facilities without recourse to CSI	(86)	(7)
Other financing activities	2	—
Credit facility transaction costs	(2)	(1)
Payments of lease obligations	(25)	(22)
Distribution to the Joday Group (note 7)	—	(23)
Dividends paid to redeemable preferred security holders	—	(7)
Dividends paid to common shareholders of the Company	(21)	(21)

Net cash flows from (used in) in financing activities	(43)	47
Cash flows from (used in) investing activities:
Acquisition of businesses (note 4)	(452)	(214)
Cash obtained with acquired businesses (note 4)	45	38
Post-acquisition settlement payments, net of receipts	(72)	(33)
Purchases of investments and other assets	(31)	(96)
Proceeds from sales of other investments	119	3
Interest, dividends and other proceeds received	3	0
Property and equipment purchased	(10)	(8)

Net cash flows from (used in) investing activities	(398)	(309)
Effect of foreign currency on cash	7	(2)

Increase (decrease) in cash	199	233
Cash, beginning of period	$811	$763

Cash, end of period	$1,010	$996

See accompanying notes to the condensed consolidated interim financial statements.

CONSTELLATION SOFTWARE INC.

Notes to Condensed Consolidated Interim Financial Statements

(In millions of U.S. dollars, except per share amounts and as otherwise indicated)

(Due to rounding, numbers presented may not foot)

Three months ended March 31, 2023 and 2022

(Unaudited)

Notes to the condensed consolidated interim financial statements

1.	Reporting entity	11.	Income taxes

2.	Basis of presentation	12.	Capital and other components of equity

3.	Material accounting policies	13.	Finance and other expense (income) and finance costs

4.	Business acquisitions	14.	Earnings per share

5.	Other assets and other non-current liabilities	15.	Financial instruments

6.	Intangible assets	16.	Contingencies

7.	Debt with recourse to CSI	17.	Changes in non-cash operating assets and liabilities

8.	Debt without recourse to CSI	18.	Non-controlling interests

9.	Redeemable preferred securities	19.	Subsequent events

10.	Provisions

CONSTELLATION SOFTWARE INC.

Notes to Condensed Consolidated Interim Financial Statements

(In millions of U.S. dollars, except per share amounts and as otherwise indicated)

(Due to rounding, numbers presented may not foot)

Three months ended March 31, 2023 and 2022

(Unaudited)

1.	Reporting entity

Constellation Software Inc. is a company domiciled in Canada. The address of Constellation Software Inc.’s registered office is 20 Adelaide Street East, Suite 1200, Toronto, Ontario, Canada. The condensed consolidated interim financial statements of Constellation Software Inc. as at and for the three month period ended March 31, 2023 comprise Constellation Software Inc. and its subsidiaries (together referred to as “Constellation”, “CSI”, or the “Company”) and the Company’s interest in associates. The Company is engaged principally in the development, installation and customization of software as well as in the provisioning of related professional services and support for customers globally across over 100 diverse markets.

On February 22 and 23, 2023 (as part of a series of transactions relating to the acquisition of WideOrbit Inc. (“WideOrbit”) described further in note 4), the Company’s subsidiary, Lumine Group Inc. (“Lumine”), completed a corporate reorganization. After the reorganization was completed, the Company now owns 1 super voting share, 6 subordinate voting shares and 63,582,712 preferred shares of Lumine. Furthermore, the Company distributed 63,582,706 of the subordinate voting shares of Lumine to its common shareholders pursuant to a dividend-in-kind on February 23, 2023. The steps performed in conjunction with the reorganization consisted of the following:

•

The Company exchanged its existing common shares and preferred shares in Lumine Group (Holdings) Inc. (“Lumine Group Holdings”) for 63,582,712 subordinate voting shares (“Lumine Subordinate Voting Shares”) and 55,233,745 preferred shares (“Lumine Preferred Shares”) on February 22, 2023.

•	Lumine and Lumine Group Holdings amalgamated on February 22, 2023.

•	The Company subscribed for 8,348,967 Lumine Preferred Shares on February 22, 2023. The Lumine Preferred Shares are convertible into Lumine Subordinate Voting Shares at a rate of 1:2.4302106.

•

Lumine had 63,582,712 Lumine Subordinate Voting shares outstanding on February 22, 2023. The Company distributed 63,582,706 of the Lumine Subordinate Voting Shares to its common shareholders pursuant to a dividend-in-kind on February 23, 2023 and continues to hold 6 Lumine Subordinate Voting Shares.

The Company holds 1 super voting share of Lumine (the “Lumine Super Voting Share”). The Lumine Super Voting Share entitles CSI to that number of votes that equals 50.1% of the aggregate number of votes attached to all the outstanding Lumine Super Voting Shares, Lumine Subordinate Voting Shares and special shares of Lumine (the “Lumine Special Shares”). As a result, the Company controls Lumine and has consolidated Lumine’s financial position and results of operations. The Company reflects a non-controlling interest held by other parties in Lumine of 100% as of March 31, 2023 (December 31, 2022 – 0%).

Preferred Share Investment in Lumine

As noted above, the Company owns 63,582,712 Lumine Preferred Shares. The Lumine Preferred Shares are non-voting and under certain conditions are redeemable at the option of CSI for a redemption price of $21.74 (the “Initial Face Value”) per share. The redemption price may either be settled in cash or through the issuance of a variable number of Lumine Subordinate Voting Shares based on the terms of the Lumine Preferred Shares, or any combination thereof. The Lumine Preferred Shares are also convertible into Lumine Subordinate Voting Shares at a conversion ratio of 1:2.4302106 at any time. The Lumine Preferred Shares entitle CSI to a fixed annual cumulative dividend of 5% per annum on the Initial Face Value.

Further descriptions of the significant terms and conditions of the Lumine Preferred Shares are described below. The terms and conditions of the Lumine Preferred Shares should be read in conjunction with the terms and conditions of the Lumine Special Shares as outlined in note 9.

CONSTELLATION SOFTWARE INC.

Notes to Condensed Consolidated Interim Financial Statements

(In millions of U.S. dollars, except per share amounts and as otherwise indicated)

(Due to rounding, numbers presented may not foot)

Three months ended March 31, 2023 and 2022

(Unaudited)

Conversion

CSI is entitled to convert some or all of its Lumine Preferred Shares into Lumine Subordinate Voting Shares on the basis of 2.4302106 Lumine Subordinate Voting Shares per Lumine Preferred Share, at any time (the “Lumine Preferred Share Conversion Right”).

Upon the exercise of the Lumine Preferred Share Conversion Right, CSI will be entitled to receive all accrued but unpaid dividends accruing on the Lumine Preferred Shares to the day before the conversion date. Pursuant to the terms of the shareholders agreement entered into by Lumine, CSI, Trapeze Software ULC and the holders of the Lumine Special Shares (the “Lumine Shareholders Agreement”), the board of directors of Lumine will make a determination as to whether Lumine has sufficient cash on hand to satisfy the payment of any accrued but unpaid dividends on the Lumine Preferred Shares in cash. If the board of directors of Lumine determines that Lumine does not have sufficient cash on hand, the accrued but unpaid dividends will, subject to TSX Venture Exchange (“TSXV”) approval, be satisfied by the issuance of Lumine Subordinate Voting Shares of equal value.

Redemption at the Option of CSI

At any time prior to the Mandatory Conversion Date (as defined below), upon thirty (30) days notice to Lumine, the holders of the Lumine Preferred Shares will have the right (but not the obligation) to sell some or all of their Lumine Preferred Shares (the “Lumine Preferred Share Retraction Right”) back to Lumine. Upon exercise of the Lumine Preferred Share Retraction Right, the holders of the Lumine Preferred Shares will be entitled to receive an amount of cash equal to the Initial Face Value for each Lumine Preferred Share in respect of which the Lumine Preferred Share Retraction Right has been exercised, or Lumine Subordinate Voting Shares of equal value, or any combination thereof, in each case at the option of the holder of the Lumine Preferred Shares. Notwithstanding the foregoing, if the board of directors of Lumine determines that Lumine does not have sufficient cash on hand to make the payment in cash, the holders of Lumine Preferred Shares will, subject to TSXV approval, receive Lumine Subordinate Voting Shares on the terms described above

Redemption at the Option of Lumine

Subject to the terms of the Lumine Shareholders Agreement, upon the later of (the “Mandatory Conversion Date”) the date which occurs 12-months after the date the trading of the Lumine Subordinate Voting Shares commences on the TSXV, and 10 business days after the first date on which the closing trading price of the Lumine Subordinate Voting Shares is equal to or greater than C$13.243656, Lumine will redeem the Lumine Preferred Shares in exchange for the issuance of 2.4302106 Lumine Subordinate Voting Shares for each Lumine Preferred Share redeemed (the “Lumine Preferred Share Mandatory Conversion”). Notwithstanding the foregoing, if holders representing at least 95% of the Lumine Preferred Shares and Lumine Special Shares approve, each holder of Lumine Preferred Shares and Lumine Special Shares will have the option to take the amount equal to the value of the Lumine Subordinate Voting Shares such holder would have otherwise received in connection with the Lumine Preferred Share Mandatory Conversion, determined on the basis of the 60 day volume weighted average trading price of the Lumine Subordinate Voting Shares, in cash. Upon the Lumine Mandatory Conversion (as defined below), the holders of the Lumine Preferred Shares and the Lumine Special Shares will also be entitled to receive all accrued but unpaid dividends accruing to the day before the redemption date. Pursuant to the terms of the Lumine Shareholders Agreement, the board of directors of Lumine will make a determination as to whether Lumine has sufficient cash on hand to satisfy the payment of any accrued but unpaid dividends on the Lumine Preferred Shares in cash. If the board of directors of Lumine determines that Lumine does not have sufficient cash on hand, the accrued but unpaid dividends will, subject to TSXV approval, be satisfied by the issuance of Lumine Subordinate Voting Shares of equal value.

CONSTELLATION SOFTWARE INC.

Notes to Condensed Consolidated Interim Financial Statements

(In millions of U.S. dollars, except per share amounts and as otherwise indicated)

(Due to rounding, numbers presented may not foot)

Three months ended March 31, 2023 and 2022

(Unaudited)

As of March 24, 2023, the closing trading price of the Lumine Subordinate Voting Shares was greater than C$13.243656. As such, the Mandatory Conversion Date for the Lumine Preferred Shares will be March 25, 2024.

2.	Basis of presentation

(a)	Statement of compliance

These condensed consolidated interim financial statements have been prepared in accordance with International Accounting Standard 34, Interim Financial Reporting (“IAS 34”) as issued by the International Accounting Standards Board (“IASB”) and using the accounting policies disclosed in Note 3 of the Company’s 2022 annual consolidated financial statements except as disclosed herein.

These condensed consolidated interim financial statements were approved and authorized for issuance by the Board of Directors of the Company on May 15, 2023.

These condensed consolidated interim financial statements should be read in conjunction with the Company’s 2022 annual consolidated financial statements.

(b)	Basis of measurement

The condensed consolidated interim financial statements have been prepared on the historical cost basis except for certain assets and liabilities initially recognized in connection with business combinations, derivative financial instruments and contingent consideration related to business acquisitions, which are measured at their estimated fair value.

(c)	Functional and presentation of currency

The condensed consolidated interim financial statements are presented in U.S. dollars, which is Constellation’s functional currency.

(d)	Use of estimates and judgements

The preparation of the condensed consolidated interim financial statements in conformity with IFRS requires management to make judgements, estimates and assumptions that affect the application of accounting policies and reported amounts of assets, liabilities, income and expenses, consistent with those disclosed in the 2022 annual consolidated financial statements and described in these condensed consolidated interim financial statements. Actual results may differ from these estimates.

Estimates and underlying assumptions are reviewed on an ongoing basis. Estimates are based on historical experience and other assumptions that are considered reasonable in the circumstances. The actual amount or values may vary in certain instances from the assumptions and estimates made. Changes will be recorded, with corresponding effect in profit or loss, when, and if, better information is obtained.

3.	Material accounting policies

Unless otherwise noted in the condensed consolidated interim financial statements, the material accounting policies used in preparing these condensed consolidated interim financial statements are unchanged from those disclosed in the Company’s 2022 annual consolidated financial statements and have been applied consistently to all periods presented in these condensed consolidated interim financial statements.

CONSTELLATION SOFTWARE INC.

Notes to Condensed Consolidated Interim Financial Statements

(In millions of U.S. dollars, except per share amounts and as otherwise indicated)

(Due to rounding, numbers presented may not foot)

Three months ended March 31, 2023 and 2022

(Unaudited)

The accounting policies have been applied consistently by Constellation’s subsidiaries.

4.	Business acquisitions

(a) On February 22, 2023, the Company completed the acquisition of 100% of the shares of WideOrbit Inc. (“WideOrbit”) The Company paid cash of $273 plus a cash holdback payable of $10. The Company (through Lumine) also issued 10,204,294 Lumine Special Shares to the seller for an initial subscription price of $222. The total consideration resulting from acquisition of WideOrbit is $505.

WideOrbit is a software business that primarily operates in the advertising market for cable networks, local television stations and radio stations. The acquisition has been accounted for using the acquisition method with the results of operations included in the condensed consolidated interim statements of income for the three months ended March 31, 2023 from the date of the acquisition.

The goodwill recognized in connection with this acquisition is primarily attributable to the application of the Company’s best practices to improve the operations of the companies acquired, synergies with existing businesses of the Company, and other intangible assets that do not qualify for separate recognition including assembled workforce. Goodwill is in the amount of $3 is expected to be deductible for income tax purposes.

The gross contractual amounts of acquired receivables was $21; however, the Company has recorded an allowance of $0 as part of the acquisition accounting to reflect contractual cash flows that are not expected to be collected.

Due to the complexity of the acquisition, the Company is in the process of determining and finalizing the estimated fair value of the net assets acquired as part of the WideOrbit acquisition. The amounts determined on a provisional basis generally relate to net asset assessments and measurement of the assumed liabilities. The provisional purchase price allocations may differ from the final purchase price allocations, and these differences may be material. Revisions to the allocations will occur as additional information about the fair value of assets and liabilities becomes available.

CONSTELLATION SOFTWARE INC.

Notes to Condensed Consolidated Interim Financial Statements

(In millions of U.S. dollars, except per share amounts and as otherwise indicated)

(Due to rounding, numbers presented may not foot)

Three months ended March 31, 2023 and 2022

(Unaudited)

The impact of acquisition accounting applied on a provisional basis in connection with the acquisition of WideOrbit is as follows:

Assets acquired:
Cash	$25
Accounts receivable	21
Other current assets	21
Property and equipment	2
Right of use assets	8
Other non-current assets	7
Technology assets	166
Customer assets	379

630
Liabilities assumed:
Current liabilities	24
Deferred revenue	10
Deferred income taxes	121
Long-term lease obligations	5
Other non-current liabilities	1

161
Goodwill	36

Total consideration	$505

The acquisition of WideOrbit contributed revenue of $18 and a net loss of $1 for the three months ended March 31, 2023. If this acquisition had occurred on January 1, 2023, the Company estimates that pro-forma consolidated revenue and pro-forma consolidated net income (loss) would have been $1,944 and ($83) compared to the actual amounts reported in the condensed consolidated interim statement of income (loss) for the actual period for the three months ended March 31, 2023.

(b) During the three-month period ended March 31, 2023, the Company completed a number of additional acquisitions for aggregate cash consideration of $179 plus cash holdbacks of $24 and contingent consideration with an estimated acquisition date fair value of $11. The total consideration resulting from the additional acquisitions in the three-month period ended March 31, 2023 was $213. The contingent consideration is payable on the achievement of certain financial targets in the post-acquisition periods. The obligation for contingent consideration for acquisitions during the three-month period ended March 31, 2023 has been recorded at its estimated fair value at the various acquisition dates. The estimated fair value of the applicable contingent consideration is calculated using the estimated financial outcome and resulting expected contingent consideration to be paid and inclusion of a discount rate as appropriate. For these arrangements, which include both maximum, or capped, and unlimited contingent consideration amounts, the estimated increase to the initial consideration is not expected to exceed $40. Aggregate contingent consideration of $169 (December 31, 2022 - $157) has been reported in the condensed consolidated interim statement of financial position at its estimated fair value relating to applicable acquisitions completed in the current and prior periods. Changes made to the estimated fair value of contingent consideration are included in other, net in the condensed consolidated interim statements of income (loss). An expense of $0 has been recorded for the three months ended March 31, 2023, as a result of such changes (expense of $10 for the three months ended March 31, 2022).

CONSTELLATION SOFTWARE INC.

Notes to Condensed Consolidated Interim Financial Statements

(In millions of U.S. dollars, except per share amounts and as otherwise indicated)

(Due to rounding, numbers presented may not foot)

Three months ended March 31, 2023 and 2022

(Unaudited)

Other than WideOrbit, no other acquisitions were deemed to be individually significant. The majority of the businesses acquired during the period were acquisitions of shares and the remainder were asset acquisitions. The cash holdbacks are generally payable over a two-year period and are adjusted, as necessary, for such items as working capital or net tangible asset assessments, as defined in the agreements, and claims under the respective representations and warranties of the purchase and sale agreements.

The additional acquisitions during the three-month period ended March 31, 2023 include software companies catering to the following markets: financial services, mining, education, insurance, construction, forestry, metals, transit, product development, field service, legal, daycare, telecommunications and healthcare all of which are software businesses similar to existing businesses operated by the Company. The acquisitions have been accounted for using the acquisition method with the results of operations included in these consolidated financial statements from the date of each acquisition.

The goodwill recognized in connection with these acquisitions is primarily attributable to the application of Constellation’s best practices to improve the operations of the companies acquired, synergies with existing businesses of Constellation, and other intangible assets that do not qualify for separate recognition including assembled workforce. Goodwill in the amount of $0 is expected to be deductible for income tax purposes.

The gross contractual amounts of acquired receivables was $33; however, the Company has recorded an allowance of $1 as part of the acquisition accounting to reflect contractual cash flows that are not expected to be collected.

Due to the complexity and timing of certain acquisitions made, the Company is in the process of determining and finalizing the estimated fair value of the net assets acquired as part of the acquisitions closed during 2023 and the last three quarters of 2022. The amounts determined on a provisional basis generally relate to net asset assessments and measurement of the assumed liabilities, including acquired contract liabilities. The provisional purchase price allocations may differ from the final purchase price allocations, and these differences may be material. Revisions to the allocations will occur as additional information about the fair value of assets and liabilities becomes available. The cash consideration associated with these provisional estimates (including individually significant acquisitions) totals $1,870.

CONSTELLATION SOFTWARE INC.

Notes to Condensed Consolidated Interim Financial Statements

(In millions of U.S. dollars, except per share amounts and as otherwise indicated)

(Due to rounding, numbers presented may not foot)

Three months ended March 31, 2023 and 2022

(Unaudited)

The aggregate impact of acquisition accounting applied in connection with the aggregate of business acquisitions that are not individually significant in the period ended March 31, 2023 is as follows:

Assets acquired:
Cash	$20
Accounts receivable	31
Other current assets	19
Property and equipment	3
Right of use assets	6
Other non-current assets	3
Deferred income taxes	0
Technology assets	127
Customer assets	111

321
Liabilities assumed:
Current liabilities	27
Deferred revenue	48
Deferred income taxes	48
Long-term lease obligations	5
Other non-current liabilities	1

129
Non-controlling interest	—
Goodwill	22
Bargain purchase gain	(0)

Total consideration	$213

The 2023 additional business acquisitions did not have a material impact to either the consolidated revenue or the consolidated net income (loss) for the three months ended March 31, 2023. The materiality threshold is reviewed on a regular basis taking into account the quantitative (contribution to revenue and net income (loss)) and qualitative (size and comparability with other Constellation businesses) factors of current period acquisitions on both an individual and aggregate basis.

CONSTELLATION SOFTWARE INC.

Notes to Condensed Consolidated Interim Financial Statements

(In millions of U.S. dollars, except per share amounts and as otherwise indicated)

(Due to rounding, numbers presented may not foot)

Three months ended March 31, 2023 and 2022

(Unaudited)

(c) The following measurement period adjustments on prior year acquisitions have been reflected on the condensed consolidated interim statement of financial position as of December 31, 2022.

Current Assets:
Accounts receivable	5
Unbilled revenue	1
Other assets	1

7

Non-current Assets:
Intangible assets	(6)
(6)

Total assets	1

Current liabilities:
Accounts payable and accrued liabilities	3
Deferred revenue	1
Acquisition holdback payables	2
Income taxes payable	6

13

Non-current liabilities:
Deferred income taxes	(6)
Acquisition holdback payables	(1)
Other liabilities	(5)

(11)

Total liabilities	1

CONSTELLATION SOFTWARE INC.

Notes to Condensed Consolidated Interim Financial Statements

(In millions of U.S. dollars, except per share amounts and as otherwise indicated)

(Due to rounding, numbers presented may not foot)

Three months ended March 31, 2023 and 2022

(Unaudited)

5.	Other assets and other non-current liabilities

(a)	Other assets

	March 31, 2023	December 31, 2022
Prepaid expenses and other current assets	$276	$223
Holdback receivable	2	1
Investment tax credits recoverable	46	39
Sales tax receivable	29	26
Equity securities held for trading	0	115
Other receivables	95	93

Total other current assets	$448	$497

Investment tax credits recoverable	$16	$18
Costs to obtain a contract	59	55
Non-current trade and other receivables and other assets	104	96
Equity accounted investees	3	3

Total other non-current assets	$182	$172

(b)	Other non-current liabilities

	March 31, 2023	December 31, 2022
Contingent consideration	$91	$109
Deferred revenue	97	100
Other non-current liabilities	48	48

Total other non-current liabilities	$237	$257

CONSTELLATION SOFTWARE INC.

Notes to Condensed Consolidated Interim Financial Statements

(In millions of U.S. dollars, except per share amounts and as otherwise indicated)

(Due to rounding, numbers presented may not foot)

Three months ended March 31, 2023 and 2022

(Unaudited)

6.	Intangible Assets

	Technology Assets	Customer Assets	Backlog	Non-compete agreements	Trademarks	Goodwill	Total
Cost
Balance at January 1, 2022	$3,226	$2,356	$17	$3	$30	$614	$6,245
Acquisitions through business combinations	816	1,021	0	—	0	223	2,061
Effect of movements in foreign exchange	(105)	(81)	1	(0)	(2)	(28)	(216)

Balance at December 31, 2022	$3,937	$3,296	$17	$2	$29	$809	$8,089

Balance at January 1, 2023	$3,937	$3,296	$17	$2	$29	$809	$8,089
Acquisitions through business combinations	294	490	—	—	—	58	842
Effect of movements in foreign exchange and other	23	21	0	0	0	8	52

Balance at March 31, 2023	$4,253	$3,807	$17	$2	$29	$875	$8,984

Accumulated amortization and impairment losses
Balance at January 1, 2022	$1,941	$849	$17	$2	$4	$4	$2,817
Amortization for the period	394	280	0	0	2	—	676
Impairment charge	1	0	—	—	—	5	7
Effect of movements in foreign exchange	(56)	(27)	0	(0)	—	—	(83)

Balance at December 31, 2022	$2,280	$1,103	$17	$2	$6	$9	$3,416

Balance at January 1, 2023	$2,280	$1,103	$17	$2	$6	$9	$3,416
Amortization for the period	110	83	0	0	0	—	193
Impairment charge	1	1	—	—	—	0	2
Effect of movements in foreign exchange	12	7	0	0	—	—	19

Balance at March 31, 2023	$2,402	$1,194	$17	$2	$6	$9	$3,630

Carrying amounts
At January 1, 2022	$1,285	$1,507	$0	$0	$26	$610	$3,428
At December 31, 2022	$1,657	$2,193	$0	$—	$23	$800	$4,673
At January 1, 2023	$1,657	$2,193	$0	$—	$23	$800	$4,673
At March 31, 2023	$1,851	$2,613	$0	$0	$23	$866	$5,354

CONSTELLATION SOFTWARE INC.

Notes to Condensed Consolidated Interim Financial Statements

(In millions of U.S. dollars, except per share amounts and as otherwise indicated)

(Due to rounding, numbers presented may not foot)

Three months ended March 31, 2023 and 2022

(Unaudited)

7.	Debt with recourse to CSI

	CSI Facility	Liability of CSI under the IRGA	Debentures	Term Loan	Total
Principal outstanding at March 31, 2023 (and, except for debentures, equal to fair value)	$271	$512	$209	$80	$1,072
Deduct: Carrying value of transaction costs included in debt balance	(1)	—	—	(0)	(2)

Carrying value at March 31, 2023	270	512	209	80	1,071

Current portion	270	211	—	—	480
Non-current portion	—	302	209	80	590

CSI Facility

On November 5, 2021, Constellation completed an amendment and restatement of its revolving credit facility agreement (the “CSI Facility”), with a syndicate of Canadian chartered banks and U.S. banks in the amount of $700, extending its maturity date to November 2026. In March 2023, the total amount on the revolver was increased from $700 to $840. The CSI Facility bears a variable interest rate with no fixed repayments required over the term to maturity. Interest rates are calculated at standard U.S. and Canadian reference rates plus interest rate spreads based on a leverage table. The CSI Facility is collateralized by the majority of the Company’s assets including the assets of certain material subsidiaries. The CSI Facility contains standard events of default which if not remedied within a cure period would trigger the repayment of any outstanding balance. As at March 31, 2023, $271 (December 31, 2022 – $322) had been drawn from this credit facility, and letters of credit totaling $14 (December 31, 2022 - $12) were issued, which limits the borrowing capacity on a dollar-for-dollar basis. Transaction costs associated with the CSI Facility are being amortized through profit or loss using the effective interest rate method. As at March 31, 2023, the carrying amount of such costs is $1 (December 31, 2022 - $1).

Liability of CSI under the terms of the IRGA/TSS Members Agreement

On December 23, 2014, in accordance with the terms of the purchase and sale agreement for the initial acquisition of TSS by CSI, and on the basis of the term sheets attached thereto, Constellation and the Joday Group, among others, entered into a Members Agreement (the “TSS Members Agreement”) pursuant to which the Joday Group acquired 33.29% of the voting interests in Constellation Software Netherlands Holding Coöperatief U.A. (which was renamed to Topicus.com Coöperatief U.A., (“Topicus Coop)), a subsidiary of Constellation and the indirect owner of 100% of TSS at the time of the acquisition. Total proceeds from this transaction was EUR 39.

On January 5, 2021, the TSS Members Agreement was terminated in conjunction with the acquisition of Topicus.com B.V., the reorganization of Topicus Coop and the execution of the Investors Rights and Governance Agreement (“IRGA”). The IRGA was established to create certain contractual obligations of the parties in respect of the governance of Topicus and Topicus Coop. The Joday Group’s interest in Topicus Coop comprises 39,331,284 Topicus Coop Ordinary Units resulting in an interest of 30.29% in Topicus Coop. The IRGA provides for transfer restrictions in respect of the Topicus Coop Units.

Any time after January 5, 2021, any member of the Joday Group has the right, at their option, to sell any number of its Topicus Coop Units to CSI at a cash price per Topicus Coop Unit determined in accordance with the IRGA. Upon the exercise of such option by a member of the Joday Group, CSI will be obligated to purchase 33.33% of such Topicus Coop Units within 30 days, and an additional 33.33% on each of the first and the second anniversary of such initial purchase. Notwithstanding the foregoing, CSI can offer Topicus the right to purchase such Topicus Coop Units in lieu of CSI.

CONSTELLATION SOFTWARE INC.

Notes to Condensed Consolidated Interim Financial Statements

(In millions of U.S. dollars, except per share amounts and as otherwise indicated)

(Due to rounding, numbers presented may not foot)

Three months ended March 31, 2023 and 2022

(Unaudited)

In the event of a change of control of CSI, any member of the Joday Group has the right, at their option, to sell all of its Topicus Coop Units to CSI at a cash price per Topicus Coop Unit determined in accordance with the IRGA. Upon the exercise of such option by a member of the Joday Group, CSI will be obligated to purchase all such Topicus Coop Units. Notwithstanding the foregoing, CSI can offer Topicus the right to purchase such Topicus Coop Units in lieu of CSI.

If CSI reduces its economic interest in Topicus by a sale or transfer of its economic interest (and not due to any additional issuance of any shares or equity by Topicus) by more than one-third (calculated on a fully converted basis in accordance with the IRGA), any member of the Joday Group has the right, at their option, to sell to CSI one-third of its Topicus Coop Units at a cash price per Topicus Coop Unit determined in accordance with the IRGA. Upon the exercise of such put option by a member of the Joday Group, CSI will be obligated to purchase all such put Topicus Coop Units. Notwithstanding the foregoing, CSI can offer Topicus the right to purchase such Topicus Coop Units in lieu of CSI. Any member of the Joday Group has a similar right to sell one-half or all of its remaining Topicus Coop Units, respectively, at its option, if CSI further reduces its remaining fully-diluted economic interest in Topicus by a sale or transfer of its economic interest by one-half and again if CSI sells its entire remaining economic interest in Topicus.

All of the Topicus Coop Ordinary Units held by the Joday Group and Ijssel B.V. (collectively, the “Topicus Coop Exchangeable Units”) are exchangeable, directly or indirectly, for Topicus Subordinate Voting Shares. All of the above rights of members of the Joday Group apply to any Topicus Subordinate Voting Shares issued on an exchange of Topicus Coop Exchangeable Units.

At any time after December 31, 2023, CSI has the right, at its option, to buy all of the Topicus Coop Units and shares of Topicus held by certain members of the Joday Group (excluding Joday) at a cash price per Topicus Coop Unit (or share of Topicus, as applicable) determined in accordance with the IRGA. After December 31, 2043, CSI has the same right to buy all of the Topicus Coop Units and shares of Topicus held by the remaining members of the Joday Group, including Joday.

In addition, if certain individuals affiliated with Joday are terminated from their employment with Topicus Coop or an affiliate thereof for urgent cause (as defined in the Dutch Civil Code), CSI has the right, at its option, to buy all of Topicus Coop Units held by such individuals at a cash price per Topicus Coop Unit determined in accordance with the IRGA.

The Company has continued to classify the above obligations of CSI under the terms of the IRGA as a liability. The main valuation driver in such calculation is the maintenance and other recurring revenue of Topicus. Maintenance and recurring revenue of Topicus for the trailing twelve months on a pro-forma basis determined at the end of the current reporting period was used as the basis for valuing the interests at each redemption date. Any increase or decrease in the value of such liability is recorded as an expense or income in the consolidated statements of income (loss) for the period.

During the periods ended March 31, 2023 and December 31, 2022, no options were exercised. During the year December 31, 2022, a distribution in the amount of $23 was paid to the Joday Group.

CONSTELLATION SOFTWARE INC.

Notes to Condensed Consolidated Interim Financial Statements

(In millions of U.S. dollars, except per share amounts and as otherwise indicated)

(Due to rounding, numbers presented may not foot)

Three months ended March 31, 2023 and 2022

(Unaudited)

Debentures

On October 1, 2014 and November 19, 2014, the Company issued debentures with a total principal value of C$96 for total proceeds of C$91. On September 30, 2015, the Company issued another tranche of debentures (collectively with the 2014 issuances called the “Debentures”) with a total principal value of C$186 for total proceeds of C$214.

The Debentures have a maturity date of March 31, 2040 (the “Maturity Date”).

The interest rate from and including:

•	March 31, 2020 but excluding March 31, 2021 was 8.4%

•	March 31, 2021 but excluding March 31, 2022 was 7.2%

•	March 31, 2022 but excluding March 31, 2023 was 9.9%

•	March 31, 2023 but excluding March 31, 2024 is 13.3%

Subsequent from and including March 31, 2024 to but excluding the Maturity Date, the interest rate applicable to the Debentures will be reset on an annual basis on March 31 of each year, at a rate equal to the annual average percentage change in the All-items Consumer Price Index during the 12-month period ending on December 31 in the prior year (which amount may be positive or negative) plus 6.5%. Notwithstanding the foregoing, the interest rate applicable to the debentures will not be less than 0%. The Company may, subject to certain approvals, elect the Payment in Kind election (“PIK Election”), in lieu of paying interest in cash, to satisfy all or any portion of its interest obligation payable on an interest payment date by issuing to each Debenture holder PIK Debentures equal to the amount of the interest obligation to be satisfied. The PIK Debentures will have the same terms and conditions as the Debentures and will form part of the principal amount of the Debentures. If, on any interest payment date, the Company fails to pay the amount of interest owing on the Debentures in full in cash, the Company will not (A) declare or pay dividends of any kind on the Common Shares, nor (B) participate in any share buyback or redemption involving the Common Shares, until the date on which the Company pays such interest (or the unpaid portion thereof) in cash to holders of the Debentures; however, where the Company has issued PIK Debentures in respect of all or a portion of the amount of interest owing on the Debentures on an interest payment date, the Company may resume declaring or paying dividends of any kind on the Common Shares and participating in any share buyback or redemption involving the Common Shares beginning on the next earlier of (i) the interest payment date of which the Company pays the amount of interest owing on the Debentures in full in cash and (ii) the date on which the Company repays all amounts owing under the PIK Debenture. All payments in respect of the Debentures will be subordinated in right of payment to the prior payment in full of all senior indebtedness of the Company.

The Debentures will be redeemable in certain circumstances at the option of the Company or the holder. During the period beginning on March 16 and ending on March 31 of each year, the Company will have the right, at its option, to give notice to holders of Debentures of its intention to redeem the Debentures, in whole or in part, on March 31 in the year that is five years following the year in which notice is given, at a price equal to the principal amount thereof plus accrued and unpaid interest up to but excluding the date fixed for redemption. During the period beginning on March 1 and ending on March 15 of each year, holders of Debentures will also have the right, at their option, to give notice to the Company of their intention to require the Company to repurchase (or to “put”) the Debentures, in whole or in part, on March 31 in the year that is five years following the year in which notice is given, at a price equal to the principal amount thereof plus accrued and unpaid interest up to but excluding the date fixed for repurchase.

CONSTELLATION SOFTWARE INC.

Notes to Condensed Consolidated Interim Financial Statements

(In millions of U.S. dollars, except per share amounts and as otherwise indicated)

(Due to rounding, numbers presented may not foot)

Three months ended March 31, 2023 and 2022

(Unaudited)

During the periods ended March 31, 2023 and December 31, 2022, no notices for redemption of the Debentures were received or given by the Company.

The fair value of the debentures as at March 31, 2023 was $290 (December 31, 2022—$287).

Term Loan

One of CSI’s subsidiaries has entered into a GBP 65 term debt facility with a financial institution for which CSI has guaranteed the debt. The facility bears a fixed rate of interest. The term loan contains events of default that, if not remedied, allow the loan note holder to require repayment of the loan principal and interest. The loan is due in 2028.

8.	Debt without recourse to CSI

Certain of CSI’s subsidiaries have entered into term debt facilities and revolving credit facilities with various financial institutions. CSI does not guarantee the debt of these subsidiaries, nor are there any cross-guarantees between subsidiaries. The credit facilities are collateralized by substantially all of the assets of the borrowing entity and its subsidiaries. The credit facilities typically bear interest at a rate calculated using an interest rate index plus a margin. The financing arrangements for each subsidiary typically contain certain restrictive covenants, which may include limitations or prohibitions on additional indebtedness, payment of cash dividends, redemption of capital, capital spending, making of acquisitions and sales of assets. In addition, certain financial covenants must be met by those subsidiaries that have outstanding debt.

During 2022, the Company breached its debt covenants associated with 1 Term loan in its subsidiaries which is unresolved as of March 31, 2023. The aggregate value of the loan at March 31, 2023 is $7 and this loan has been classified as a current liability.

Debt without recourse to CSI comprises the following:

	Topicus Revolving Credit Facility	Debt Facilities	Total
Principal outstanding at March 31, 2023 (and equal to fair value)	131	$873	1,003
Deduct: Carrying value of transaction costs included in debt balance	(3)	(9)	(12)

Carrying value at March 31, 2023	127	864	992

Current portion	127	71	199
Non-current portion	—	793	793

CONSTELLATION SOFTWARE INC.

Notes to Condensed Consolidated Interim Financial Statements

(In millions of U.S. dollars, except per share amounts and as otherwise indicated)

(Due to rounding, numbers presented may not foot)

Three months ended March 31, 2023 and 2022

(Unaudited)

The annual minimum repayment requirements for the debt facilities without recourse to CSI (excluding the Topicus Revolving Credit Facility) are as follows:

Year	Debt Facilities
2023	58
2024	45
2025	188
2026	126
2027	278
2028	176
2029	1
2030	0

873

9.	Redeemable Preferred Securities

In conjunction with the acquisition of WideOrbit, Lumine issued 10,204,294 Lumine Special Shares to the sellers of WideOrbit for an initial subscription price of approximately $222 which was included in the purchase consideration. Under certain conditions, the Lumine Special Shares are retractable at the option of the holder for a retraction price of the Initial Face Value per Lumine Special Share plus one Lumine Subordinate Voting share for each Lumine Special Share held and has been classified as a liability on the balance sheet of the Company. The Lumine Special Shares are also convertible into Lumine Subordinate Voting shares at a conversion ratio of 1:3.4302106 at any time. The holders of the Lumine Special Shares are also entitled to a fixed annual cumulative dividend of 5% per annum.

The fair value of the Lumine Special Shares owned by the sellers of WideOrbit at issuance was $222 and has been classified as a liability. The Company has determined that the conversion option associated with the Lumine Special Shares does not result in a fixed amount of cash being exchanged for a fixed amount of units (i.e. the conversion option does not meet the “fixed for fixed” requirement). As a result, the Lumine Special Shares have been recorded at fair value at the end of each reporting period. The change in fair value of the Lumine Special Shares is recorded as a redeemable preferred securities expense (income) in the condensed consolidated interim statements of income (loss).

Further descriptions of the significant terms and conditions of the Lumine Special Shares are described below. The terms and conditions of the Lumine Special Shares should be read in conjunction with the terms and conditions of the Lumine Preferred Shares held by CSI (note 1).

Dividends

Holders of the Lumine Special Shares are entitled to receive fixed preferential cumulative dividends at the rate of 5% per annum on the Initial Face Value. No dividend will at any time be declared or paid on the Lumine Subordinate Voting Shares or the Lumine Super Voting Share, or on any other shares ranking junior to the Special Shares, unless and until the accrued preferential cumulative dividends on all of the Lumine Preferred Shares and Lumine Special Shares outstanding have been declared and paid. In addition, no dividends will be paid on the Lumine Subordinate Voting Shares or the Lumine Super Voting Share for an amount that would cause Lumine to not have sufficient net assets to effect the redemption of the Lumine Preferred Shares and Lumine Special Shares on a Mandatory Conversion (as defined below). In addition to the foregoing, the holders of the Lumine Special Shares are entitled to receive dividends on a pari passu, share for share, basis at such times and in such amounts as Lumine’s board of directors may from time to time determine to declare dividends on the Lumine Subordinate Voting Shares, without preference or distinction between the Lumine Subordinate Voting Shares and the Lumine Special Shares, subject to the foregoing preferential rights of the holders of the Lumine Preferred Shares and the Lumine Special Shares.

CONSTELLATION SOFTWARE INC.

Notes to Condensed Consolidated Interim Financial Statements

(In millions of U.S. dollars, except per share amounts and as otherwise indicated)

(Due to rounding, numbers presented may not foot)

Three months ended March 31, 2023 and 2022

(Unaudited)

Conversion

Holders of the Lumine Special Shares are entitled to convert some or all of their Lumine Special Shares into Lumine Subordinate Voting Shares on the basis of 3.4302106 Lumine Subordinate Voting Shares per Lumine Special Share, at any time (the “Lumine Special Share Conversion Right”).

Upon the exercise of the Lumine Special Share Conversion Right, the holders of the Lumine Special Shares, will be entitled to receive all accrued but unpaid dividends accruing to the day before the conversion date. Pursuant to the terms of the Lumine Shareholders Agreement, the board of directors of Lumine will make a determination as to whether Lumine has sufficient cash on hand to satisfy the payment of any accrued but unpaid dividends on the Special Shares, as applicable, in cash. If the board of directors of Lumine determines that Lumine does not have sufficient cash on hand to make the applicable payments, the accrued but unpaid dividends will, subject to TSXV approval, be satisfied by the issuance of Lumine Subordinate Voting Shares of equal value.

Redemption at the Option of the Holder

At any time prior to the Mandatory Conversion Date, upon thirty (30) days notice to Lumine, the holders of the Lumine Special Shares will have the right (but not the obligation) to sell some or all of their Lumine Special Shares (the “Lumine Special Share Retraction Right”), provided that the exercise of the Lumine Special Share Retraction Right (including the manner of exercise) must first be approved by the holders of a majority of the Lumine Special Shares, in their sole discretion. Upon exercise of the Lumine Special Share Retraction Right, the holders of the Lumine Special Shares will be entitled to receive (i) one Lumine Subordinate Voting Share for each Lumine Special Share in respect of which the Lumine Special Share Retraction Right has been exercised, and (ii) an amount of cash equal to the Initial Face Value for each Lumine Special Share in respect of which the Lumine Special Share Retraction Right has been exercised, or Lumine Subordinate Voting Shares of equal value, or any combination thereof, in each case at the option of the holder of the Lumine Special Shares. Notwithstanding the foregoing, if the board of directors of Lumine determines that Lumine does not have sufficient cash on hand to make the payment in cash, the holders of Lumine Special Shares will, subject to TSXV approval, receive Lumine Subordinate Voting Shares on the terms described above.

Upon the exercise of the Lumine Special Share Retraction Right, the holders of the Lumine Special Shares will also be entitled to receive all accrued but unpaid dividends accruing on the Lumine Special Shares in respect of which the Lumine Special Share Retraction Right has been exercised, to the day before the redemption date. The board of directors of Lumine will make a determination as to whether Lumine has sufficient cash on hand to satisfy the payment of any accrued but unpaid dividends on the Lumine Special Shares in cash. If the board of directors of Lumine determines that Lumine does not have sufficient cash on hand to make the applicable payments, the accrued but unpaid dividends will, subject to TSXV approval, be satisfied by the issuance of Lumine Subordinate Voting Shares of equal value.

CONSTELLATION SOFTWARE INC.

Notes to Condensed Consolidated Interim Financial Statements

(In millions of U.S. dollars, except per share amounts and as otherwise indicated)

(Due to rounding, numbers presented may not foot)

Three months ended March 31, 2023 and 2022

(Unaudited)

Redemption at the Option of Lumine

Subject to the terms of the Lumine Shareholders Agreement, upon the Mandatory Conversion Date, Lumine will redeem the Lumine Special Shares in exchange for the issuance of 3.4302106 Lumine Subordinate Voting Shares for each Lumine Special Share redeemed (the “Lumine Special Share Mandatory Conversion” and, together with the Lumine Preferred Share Mandatory Conversion, the “Lumine Mandatory Conversion”). Notwithstanding the foregoing, if holders representing at least 95% of the Lumine Preferred Shares and Lumine Special Shares approve, each holder of Lumine Preferred Shares and Lumine Special Shares will have the option to take the amount equal to the value of the Lumine Subordinate Voting Shares such holder would have otherwise received in connection with the Lumine Mandatory Conversion, determined on the basis of the 60 day volume weighted average trading price of the Lumine Subordinate Voting Shares, in cash.

Upon the Lumine Mandatory Conversion, the holders of the Lumine Special Shares will also be entitled to receive all accrued but unpaid dividends accruing to the day before the redemption date. Pursuant to the terms of the Lumine Shareholders Agreement, the board of directors of Lumine will make a determination as to whether Lumine has sufficient cash on hand to satisfy the payment of any accrued but unpaid dividends on the Lumine Special Shares in cash. If the board of directors of the Lumine determines that Lumine does not have sufficient cash on hand, the accrued but unpaid dividends will, subject to TSXV approval, be satisfied by the issuance of Lumine Subordinate Voting Shares of equal value.

As of March 24, 2023, the closing trading price of the Lumine Subordinate Voting Shares was greater than C$13.243656. As such, the Mandatory Conversion Date for the Lumine Special Shares will be March 25, 2024.

10. Provisions

At January 1, 2023	$21
Reversal	(1)
Provisions recorded during the period	3
Provisions used during the period	(5)
Effect of movements in foreign exchange and other	0

At March 31, 2023	$18

Provisions classified as current liabilities	9
Provisions classified as other non-current liabilities	10

The provisions balance is comprised of various individual provisions for onerous contracts and other estimated liabilities of the Company of uncertain timing or amount.

11.	Income taxes

Income tax expense is recognized based on management’s best estimate of the actual income tax rate for the interim period applied to the pre-tax income of the interim period for each entity in the consolidated group. As a result of foreign exchange fluctuations, acquisitions and ongoing changes due to intercompany transactions amongst entities operating in different jurisdictions, the Company has determined that a reasonable estimate of a weighted average annual tax rate cannot be determined on a consolidated basis. The Company’s consolidated effective tax rate in respect of continuing operations for the three months ended March 31, 2023 was -95% (27% for the three months ended March 31, 2022). The 2023 effective tax rate was impacted by the redeemable preferred securities expense, which is not deductible for tax purposes.

CONSTELLATION SOFTWARE INC.

Notes to Condensed Consolidated Interim Financial Statements

(In millions of U.S. dollars, except per share amounts and as otherwise indicated)

(Due to rounding, numbers presented may not foot)

Three months ended March 31, 2023 and 2022

(Unaudited)

Constellation is subject to tax audits in the countries in which the Company does business globally. These tax audits could result in additional tax expense in future periods relating to historical filings. Reviews by tax authorities generally focus on, but are not limited to, the validity of the Company’s intercompany transactions, including financing and transfer pricing policies which generally involve subjective areas of taxation and a significant degree of judgment. If any of these tax authorities are successful with their challenges, the Company’s income tax expense may be adversely affected and Constellation could also be subject to interest and penalty charges.

12.	Capital and other components of equity

	Common Shares
	Number	Amount
March 31, 2023	21,191,530	$99
December 31, 2022	21,191,530	$99

Dividends and other distributions to shareholders

During the three months ended March 31, 2023, the Company declared a $1.00 per share dividend to all common shareholders of record at close of business on April 6, 2023. The dividend declared in the quarter ended March 31, 2023 representing $21 was paid and settled on April 14, 2023.

The dividend declared in the quarter ended December 31, 2022 representing $21 was paid and settled on January 11, 2023.

On February 6, 2023, the Company declared a special dividend pursuant to which all common shareholders of record on February 16, 2023 of the Company were entitled to receive, by way of a dividend-in-kind, 3.0003833 Lumine Subordinate Voting Shares for each Constellation Software Inc. share held. The dividend was distributed on February 23, 2023.

CONSTELLATION SOFTWARE INC.

Notes to Condensed Consolidated Interim Financial Statements

(In millions of U.S. dollars, except per share amounts and as otherwise indicated)

(Due to rounding, numbers presented may not foot)

Three months ended March 31, 2023 and 2022

(Unaudited)

13.	Finance and other expense (income) and finance costs

	Three months ended March 31,
	2023	2022
Interest income on cash	$(1)	$(0)
(Increase) decrease in the fair value of equity securities held for trading	(4)	1
Share in net (income) loss of equity investee	(0)	0
Finance and other income	(3)	(3)

Finance and other expense (income)	$(7)	$(2)

Interest expense on debt and debentures	$27	$12
Interest expense on lease obligations	3	2
Amortization of debt related transaction costs	1	1
Other finance costs	6	4

Finance costs	$36	$19

14.	Earnings per share

Basic and diluted earnings per share

	Three months ended March 31,
	2023	2022
Numerator:
Net income (loss) attributable to common shareholders of CSI	$94	$98
Denominator:
Basic and diluted shares outstanding	21,191,530	21,191,530
Earnings per share
Basic and diluted	$4.44	$4.63

15.	Financial instruments

Fair values versus carrying amounts

The carrying values of cash, accounts receivable, accounts payable, accrued liabilities, dividends payable, the majority of acquisition holdbacks, and the CSI Facility, approximate their fair values due to the short-term nature of these instruments. The carrying value of the debt without recourse to CSI approximate their fair values as the debt is subject to market interest rates. The carrying value of the IRGA liability and the Term Loan with recourse to CSI approximates fair value.

CONSTELLATION SOFTWARE INC.

Notes to Condensed Consolidated Interim Financial Statements

(In millions of U.S. dollars, except per share amounts and as otherwise indicated)

(Due to rounding, numbers presented may not foot)

Three months ended March 31, 2023 and 2022

(Unaudited)

Fair value hierarchy

The table below analyzes financial instruments carried at fair value, by valuation method.

•	level 1 inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities;

•	level 2 inputs are inputs other than quoted prices included in level 1 that are observable for the asset or liability either directly (i.e. prices) or indirectly (i.e. derived from prices); and

•	level 3 inputs are inputs for the asset or liability that are not based on observable market data (i.e. unobservable inputs).

In the table below, the Company has segregated all financial assets and liabilities that are measured at fair value into the most appropriate level within the fair value hierarchy based on the inputs used to determine the fair value at the measurement date.

Financial assets and financial liabilities measured at fair value as at March 31, 2023 and December 31, 2022 in the condensed consolidated interim financial statements are summarized below. The Company has no additional financial liabilities measured at fair value after initial recognition other than those recognized in connection with business combinations and the redeemable preferred securities.

		March 31, 2023				December 31, 2022
	Level 1	Level 2	Level 3	Total	Level 1	Level 2	Level 3	Total
Assets:
Equity securities held for trading	$0	$—	$—	$0	$115	$—	$—	$115

	0	—	—	0	115	—	—	115

Liabilities:
Redeemable preferred securities	$—	$—	$409	$409	$—	$—	$—	$—
Contingent consideration	—	—	169	169	—	—	157	157

	—	—	577	577	—	—	157	157

There were no transfers of fair value measurement between level 1, 2 and 3 of the fair value hierarchy in the periods ended March 31, 2023 and December 31, 2022.

CONSTELLATION SOFTWARE INC.

Notes to Condensed Consolidated Interim Financial Statements

(In millions of U.S. dollars, except per share amounts and as otherwise indicated)

(Due to rounding, numbers presented may not foot)

Three months ended March 31, 2023 and 2022

(Unaudited)

The following tables shows a reconciliation from the beginning balances to the ending balances for fair value measurements in level 3 of the fair value hierarchy.

Contingent Consideration

Balance at January 1, 2023	157
Increase from business acquisitions	11
Cash recoveries (payments)	(7)
Charges through profit or loss	2
Foreign exchange and other movements	6

Balance at March 31, 2023	169

Contingent consideration classified as current liabilities	77
Contingent consideration classified as other non-current liabilities	91

Estimates of the fair value of contingent consideration are performed by the Company on a quarterly basis. Key unobservable inputs include revenue/profitability growth rates and the discount rates applied (8% to 11%). The estimated fair value increases as the annual revenue/profitability growth rate increases and as the discount rate decreases and vice versa.

Redeemable Preferred Securities

Balance at January 1, 2023	$—
Issuance of Lumine Special Shares in conjunction with business acquistions	222
Redeemable preferred securities expense (income)	188
Conversions to subordinate voting shares of Lumine	(1)
Payments	—

Balance at March 31, 2023	409

Estimates of the fair value of the Redeemable Preferred Securities are performed by the Company on a quarterly basis. Key unobservable inputs include expected volatility and credit spread of the Lumine Special Shares. The estimated fair value increases as the expected volatility increases. The estimated fair value decreases as the credit spread increases. The key observable input is the subordinated voting share price of Lumine. As the Lumine subordinate voting share price increases, the fair value of the Redeemable Preferred Securities increases.

16.	Contingencies

In the normal course of operations, the Company is subject to litigation and claims from time to time. The Company may also be subject to lawsuits, investigations and other claims, including environmental, labour, income and sales tax, product, customer disputes and other matters. Management believes that adequate provisions have been recorded in the accounts where required. Although it is not always possible to estimate the extent of potential costs, if any, management believes that the ultimate resolution of such contingencies will not have a material adverse impact on the results of operations, financial position or liquidity of the Company.

CONSTELLATION SOFTWARE INC.

Notes to Condensed Consolidated Interim Financial Statements

(In millions of U.S. dollars, except per share amounts and as otherwise indicated)

(Due to rounding, numbers presented may not foot)

Three months ended March 31, 2023 and 2022

(Unaudited)

17.	Changes in non-cash operating assets and liabilities

	Three months ended March 31,
	2023	2022
Decrease (increase) in current accounts receivable	$(86)	$(38)
Decrease (increase) in current unbilled revenue	(32)	(20)
Decrease (increase) in other current assets	(13)	(25)
Decrease (increase) in inventories	(1)	(3)
Decrease (increase) in other non-current assets	2	(5)
Increase (decrease) in other non-current liabilities	(34)	10
Increase (decrease) in current accounts payable and accrued liabilities, excluding holdbacks from acquisitions	(8)	(102)
Increase (decrease) in current deferred revenue	443	350
Increase (decrease) in current provisions	(2)	1

Change in non-cash operating working capital	$268	$169

18.	Non-controlling interests

Topicus:

The Company’s significant non-controlling interests at March 31, 2023 were associated with Topicus, a company whose operations are based in the Netherlands. Constellation’s equity interest in Topicus is 60.65% (39.35% being non-controlling interest) as at March 31, 2023. On May 16, 2022, Topicus also acquired a controlling interest of 72.68% in Sygnity S.A. (“Sygnity”), a Company based in Poland. The remaining 27.32% represents non-controlling interest.

Adapt IT:

On January 3, 2022, the Company acquired a controlling interest in Adapt IT Holdings Limited (“Adapt IT”), a Company based in South Africa. As of March 31, 2023, the Company has an interest of 67.21% in Adapt IT(the remaining 32.79% represents non-controlling interest).

Lumine:

Prior to February 23, 2023, the Company reflected a 100% ownership interest in Lumine. However, as outlined in Note 1 to the condensed consolidated interim financial statements, Constellation’s common equity interest in Lumine was reduced from 100% to 0% (100% being non-controlling interest) in 2023.

CONSTELLATION SOFTWARE INC.

Notes to Condensed Consolidated Interim Financial Statements

(In millions of U.S. dollars, except per share amounts and as otherwise indicated)

(Due to rounding, numbers presented may not foot)

Three months ended March 31, 2023 and 2022

(Unaudited)

The following tables summarize the information relating to the Company’s non-controlling interests in Topicus, Adapt IT and Lumine before and after intercompany eliminations:

	As at March 31, 2023
	Topicus Coop	Adapt-IT	Lumine
Non-controlling interest	39.35%	32.79%	100.00%
Current assets	478	38	320
Non-current assets	1,077	87	848

Total assets	1,555	126	1,168

Current liabilities	736	34	2,467
Non-current liabilities	287	32	375

Total liabilities	1,024	66	2,842

Less: Non-controlling interest of subsidaries, including interests held by CSI	48	—	—

Net assets after allocation of non-controlling interests (including interests held by CSI)	483	59	(1,674)

Inter-group eliminations	20	—	1,859

Total	503	59	184
Net assets allocated to the non-controlling interests of subsidiary	198	19	184
Add: Non-controlling interest of subsidaries not owned by CSI	18	—	—

Total non-controlling interest	216	19	184

	Three months ended March 31, 2023
	Topicus Coop	Adapt-IT	Lumine
Revenue	284	27	95
Expenses	251	25	90
Redeemable preferred securities expense (income)	—	—	655

Income (loss) before income taxes	33	2	(650)

Income tax expense	9	0	2

Net income (loss) prior to non-controlling interest allocation	24	2	(652)

Less: Non-controlling interest of subsidaries, including interests held by CSI	(0)	—	—

Net income (loss) after allocation of non-controlling interest	24	2	(652)

Inter-group eliminations	(1)	—	467

Total	23	2	(185)

Net income (loss) attributable to non-controlling interests	9	0	(186)
Add: Non-controlling interest of subsidaries not owned by CSI	(0)	—	—

Total non-controlling interest	9	0	(186)

CONSTELLATION SOFTWARE INC.

Notes to Condensed Consolidated Interim Financial Statements

(In millions of U.S. dollars, except per share amounts and as otherwise indicated)

(Due to rounding, numbers presented may not foot)

Three months ended March 31, 2023 and 2022

(Unaudited)

Financial information on the statement of cash flows for Topicus, Adapt IT and Lumine is as follows:

	Three months ended March 31, 2023
	Topicus Coop	Adapt-IT	Lumine
Cash flows from (used in) operating activities	187	8	15
Cash flows from (used in) financing activities	(89)	(4)	349
Cash flows from (used in) investing activities	(32)	(0)	(281)

19.	Subsequent events

On May 15, 2023 the Company declared a $1.00 per share dividend that is payable on July 11, 2023 to all common shareholders of record at close of business on June 20, 2023.

Subsequent to March 31, 2023, the Company completed or entered into agreements to acquire a number of additional businesses for aggregate cash consideration of $197 on closing plus cash holdbacks of $53 and contingent consideration with an estimated fair value of $13 for total consideration of $262. The business acquisitions include companies catering primarily to the transit, creative agencies, local government, horticulture, healthcare, mining, accounting, travel, field service, retail management and distribution and utilities verticals and are all software companies similar to the existing business of the Company.